CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Leng Universal, Inc

Gentlemen:

We consent to the use in this Registration Statement on Form S-1 of our report dated November 2, 2015 relating to the financial statements of Leng Universal, Inc. and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

January 20, 2016